                                                                    EXHIBIT (12)
                                   PACIFICORP
                       STATEMENTS OF COMPUTATION OF RATIO
                          OF EARNINGS TO FIXED CHARGES
                            (IN MILLIONS OF DOLLARS)

                                                                         YEAR ENDED DECEMBER 31,
                                                        ---------------------------------------------------------
                                                           1989        1990        1991       1992        1993
                                                        ----------  ----------  ----------  ---------  ----------
Fixed Charges, as defined:*
  Interest expense....................................  $    473.1  $    431.2  $    428.0  $   409.7  $    377.8
  Estimated interest portion of rentals charged to
   expense............................................        29.9        23.3        20.4       17.1        20.1
  Preferred dividend requirement of majority-owned
   subsidiary.........................................         4.5         4.2        --         --          --
                                                        ----------  ----------  ----------  ---------  ----------
      Total fixed charges.............................  $    507.5  $    458.7  $    448.4  $   426.8  $    397.9
                                                        ----------  ----------  ----------  ---------  ----------
                                                        ----------  ----------  ----------  ---------  ----------
Earnings, as defined:*
  Income from continuing operations...................  $    403.0  $    413.4  $    446.8  $   150.2  $    422.7
  Add (deduct):
    Provision for income taxes........................       207.1       179.1       176.7       90.8       187.4
    Minority interest.................................        12.3        18.1        14.1        8.4        11.3
    Undistributed losses (income) of less than 50%
     owned affiliates.................................        14.7        --          (1.8)      (5.7)      (16.2)
    Fixed charges as above............................       507.5       458.7       448.4      426.8       397.9
                                                        ----------  ----------  ----------  ---------  ----------
      Total earnings..................................  $  1,144.6  $  1,069.3  $  1,084.2  $   670.5  $  1,003.1
                                                        ----------  ----------  ----------  ---------  ----------
                                                        ----------  ----------  ----------  ---------  ----------
Ratio of Earnings to Fixed Charges....................         2.3x        2.3x        2.4x       1.6x        2.5x
                                                        ----------  ----------  ----------  ---------  ----------
                                                        ----------  ----------  ----------  ---------  ----------

- ------------------------
* "Fixed charges" represents consolidated interest charges, an estimated amount representing the interest factor in rents and preferred stock dividend requirements of majority-owned subsidiaries. "Earnings" represent the aggregate of (a) income from continuing operations, (b) taxes based on income from continuing operations, (c) minority interest in the income of majority-owned subsidiaries that have fixed charges, (d) fixed charges and (e) undistributed losses (income) of less than 50% owned affiliates without loan guarantees.

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